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                            CROSS PURCHASE AGREEMENT

      AGREEMENT made this 26th day of August, 1996, by and among Charles Johnson, Jr. ("Developer") and West Coast Entertainment Corporation, a Delaware corporation with its principal office at 9990 Global Road, Philadelphia, Pennsylvania 19115 ("Buyer").

      WHEREAS, the Developer and certain business entities of which he is the sole or principal stockholder have, on the date hereof, consummated the sale of the assets and businesses of such entities to Buyer, pursuant to an Asset Purchase Agreement dated of even date herewith (the "Purchase Agreement"); and

      WHEREAS, pursuant to the Purchase Agreement, the Developer and his Affiliates (as defined therein) agreed with Buyer that they would not engage in business activities competitive with Buyer, except with the approval of the Buyer, and subject to the terms of this Agreement; and

      WHEREAS, the execution and delivery of this Agreement was a condition to the consummation of the transactions contemplated by the Purchase Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Developer and the Buyer hereby agree as follows.

      1. OPTION TO SELL. On the terms and conditions specified in the Purchase Agreement, (i) Buyer has agreed to allow Developer and its Affiliates to own and operate (as a "Picture Show Video" store) a certain retail video store located at 4590 Montgomery Road, Cincinnati, Ohio (the "Norwood Store"), (ii) Buyer has agreed to allow Developer and its Affiliates to develop, own operate or otherwise acquire interests in up to three additional retail video stores which will be operated as franchisees of an Affiliate of the Buyer (the "New Stores") pursuant to one or more franchise agreements with an Affiliate of the Buyer, and
(iii) Developer and his Affiliates, with the prior consent and approval of the Buyer, may open, operate, develop or own, additional retail video stores in accordance with the provisions of Section 1.9 of the Purchase Agreement (the "Additional Stores"). The Norwood Store, the New Stores and the Additional Stores are hereinafter referred to collectively as the "Retail Stores."

      Upon written notice to the Buyer from the Developer delivered at any time beginning after the first day of the nineteenth full calendar month following the date on which the last to open of the Retail Stores is opened (the "Developer Commencement Date") and ending on the last day of the sixteenth succeeding whole calendar



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month following the Developer Commencement Date (the "End Date"), the Developer
shall have the option (the "Sell Option") to require the Buyer to purchase from the Developer or his Affiliates, and the Buyer shall be required to purchase from the Developer or his Affiliates, all of the assets of all (but not less than all) of the Retail Stores (the "Assets") pursuant to an asset purchase agreement substantially in the form and on the terms of the Purchase Agreement (the "Option Store Purchase Agreement"). If the Developer fails to timely provide such notice, the Developer shall be deemed to have elected not to cause the Buyer to purchase the Assets. Notwithstanding the foregoing, the Developer may exercise the Sell Option with respect to the Norwood Store (and the Norwood Store only) during the 16-month period commencing on the first day of the thirteenth whole calendar month following the date on which the Norwood Store is opened.

      2. OPTION TO BUY. Upon written notice to the Developer from the Buyer delivered at any time beginning after the first day of the twenty-first full calendar month following the date on which the last to open of the Retail Stores is opened (the "Buyer Commencement Date") and ending on the last day of the sixteenth succeeding whole calendar month following the Buyer Commencement Date (the "End Date"), the Buyer shall have the option (the "Buy Option") to require the Developer to sell to the Buyer, and the Developer shall be required to sell to the Buyer, all of the Assets pursuant to the terms of the Option Store Purchase Agreement. If the Buyer fails to timely provide such notice, the Buyer shall be deemed to have elected not to cause the Developer to sell the Assets.

      3. THE CLOSING. The closing of the acquisition by the Buyer of the Assets (the "Closing") shall take place within 45 days following the date of delivery of the Sell Option or Buy Option, as applicable, and the determination of the Purchase Price (in accordance with Sections 4 and 6 below) or as soon as practicable thereafter, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, at such time or date as may be selected by Buyer, on not less than two days prior notice to Developer (which notice may be given orally), or at such other time and date as may be mutually agreed upon in writing by the parties hereto. If the Sell Option with respect to the Norwood Store is exercised separately, there shall be held a separate Closing for the purchase of the Norwood Store.

      4. PURCHASE PRICE. The purchase price for the Assets (the "Purchase Price") shall be equal to the product of (x) 3.5 multiplied by (y) the aggregate amount of the Net Operating Cash Flow for all of the Retail Stores (except that if the Sell Option with respect to the Norwood Store is exercised separately, the purchase price for the Norwood Store assets alone shall be payable



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(i.e., 3.5 times the Net Operating Cash Flow for the Norwood Store)). The
Purchase Price shall be paid in the manner provided in Section 5 below.

      For purposes hereof, the Net Operating Cash Flow for each Retail Store shall be equal to the pre-tax income from such Retail Store during the 12-month period ending on the last day of the eighteenth full calendar month following the opening of such Retail Store, plus all debt-related interest expense and depreciation and amortization expenses attributable to such Retail Store for such 12-month period, less all rental product purchases for such Retail Store during such 12-month period (including revenue sharing expenses if not previously expensed), less all earned income interest for such Retail Store for such 12-month period, plus all compensation expenses for all persons employed by Developer spending less than 75% of their employment time serving customers at such Retail Store during such 12-month period. The Net Operating Cash Flow shall be determined in accordance with generally accepted accounting principles applied consistently with the Developer's past practice. If the purchase price for the Norwood Store is calculable prior to the end of the eighteenth full month of operations, the applicable period for calculation of the Net Operating Cash Flow shall be the first twelve full calendar months after opening of the Norwood Store.

      5. PAYMENT OF PURCHASE PRICE. (a) Unless the Developer makes the election described in Section 5(b) below, in accordance with the terms thereof, the Buyer shall pay the Purchase Price for the Assets by delivery of an unsecured promissory note of the Buyer, in the principal amount of the Purchase Price (the "Note"). Amounts outstanding under the Note shall bear interest at the rate of 2% per annum, noncompounded. The Note shall mature on the third anniversary of the Closing date (but shall be prepayable, without premium or penalty, at any time in the Buyer's sole discretion), and shall provide for no payments (of principal or interest) during the term thereof, but for payment of the entire principal amount due thereunder, and accrued and unpaid interest thereon, at maturity.

            (b) In lieu of delivery of the Note, as provided in Section 5(a) above, if the Developer so elects, the Buyer may deliver to the Developer on the Closing Date, or as soon as practicable thereafter, that number of shares of Common Stocks, $.01 par value per share, of the Buyer ("Common Stock") as is determined by dividing (x) the Purchase Price by (y) the Market Value. The "Market Value" shall equal the average of the average of the bid and asked prices per share of Buyer's Common Stock as reported on the Nasdaq Stock Exchange for each of the fifteen trading days ending on the business day preceding the date on which the closing of the transaction contemplated by the Purchase


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Agreement occurred. Such shares of Buyer Common Stock shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"). The Developer shall make the election contemplated by this clause (b) only following delivery to the Developer of a then current prospectus relating to shares of Buyer's Common Stock, which prospectus is included in a then effective Registration Statement (provided such prospectus may include supplements thereto). Buyer may deliver any such prospectus at any time (and more than one time) following the date hereof. If, within 10 business days following any such delivery of such a prospectus, the Developer notifies the Buyer that it has made such election, such election shall be irrevocable unless the Buyer and the Developer mutually agree otherwise.

            (c) If the Developer has made the election contemplated by Section 5(b) above, and prior to the issuance of shares of Buyer Common Stock pursuant to Section 5(b) above, the Buyer shall:

                  (x)  declare a dividend of Common Stock on its Common Stock,

                  (y) subdivide outstanding Common Stock into a larger number of shares of Common Stock by reclassification, stock split or otherwise, or

                  (z) combine outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise,

then the number of shares of Buyer Common Stock issuable pursuant to Section 5(b) shall be adjusted proportionately so that thereafter the Developer shall be entitled to receive the number of shares of Common Stock which the Developer would have been entitled to receive after the happening of any of the events described above had the shares to be issued been issued immediately prior to the happening of such events. An adjustment made pursuant to this Section 5(c) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

            (d) The Buyer shall not assume any liabilities of the Developer in connection with the acquisition of the Retail Stores, except that, if the Developer so elects, up to two-sevenths of the total purchase price shall be paid by assumption by the Buyer of the Developer's liabilities, the amount so assumed to reduce, on a


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dollar-for-dollar basis, the amount of the other consideration deliverable to the Developer in payment of the Purchase Price.

      6. DETERMINATION OF PURCHASE PRICE. Promptly following the delivery of the Buy Option or Sell Option, as applicable, the Buyer shall cause independent certified public accountants for the Buyer (the "Accountants"), to review the books and records of the Developer and its Affiliates which relate to the Retail Stores. Not later than 90 days after the delivery of the Buy Option or Sell Option, as applicable, the Buyer shall cause the Accountants to deliver a statement setting forth the Net Operating Cash Flow for the Retail Stores to be acquired to each of the parties to this Agreement (the "Accountants' Report).

      In the event that the Buyer or the Developer dispute the calculation of the Net Operating Cash Flows, the disputing party shall notify the other party hereto in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 10 calendar days after delivery of the Accountants' Report. In the event of such a dispute, the parties hereto shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 10 business days after delivery of the Accountants' Report, the dispute shall be submitted to the Accountants and Ron Switzer, independent accountants for the Developer ("Developer's Accountants"), for resolution. The Accountants and Developer's Accountants shall use their best efforts to resolve the dispute within five business days after submission. If they are unable to agree upon a resolution of the dispute within such five-business day period, the dispute shall be submitted to arbitration in accordance with Section 9.

      The fees and expenses of the Accountants in connection with the preparation of the Accountants' Report and the resolution of disputes pursuant to the preceding paragraph shall be borne by the Buyer and the fees and expenses of Developer's Accountants in connection with the resolution of disputes pursuant to the preceding paragraph shall be borne by the Developer.

      Promptly upon the expiration of the 10-business day period for giving the Dispute Notice, if no Dispute Notice is given, or promptly upon the resolution of disputes, if any, as provided above, the Closing shall occur.

      7. RESTRICTIONS ON TRANSFER OF RETAIL STORES. Developer and its Affiliates hereby agree that they shall not, without Buyer's prior written consent (which may be granted or denied in Developer's sole and absolute discretion), sell, transfer or dispose of, directly or indirectly, by sale of stock, assets, merger, consolidation or otherwise, all or any portion of, or any




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interest in, any of the Retail Stores which are now owned or may hereafter be developed or acquired by Developer or such Affiliates, until such time as the options contained in this Agreement have expired unexercised.

      8. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

      To the Developer:       Mr. Charles Johnson, Jr.
                              2623 Regency Road
                              Lexington, KY 40503

      With a copy to:         Daniel Rose, Esq.
                              201 East Main Street
                              Suite 1000
                              Lexington, Kentucky 40507

      To the Buyer:           West Coast Entertainment Corporation
                              9990 Global Road
                              Philadelphia, Pennsylvania 19115
                              Attn:  President

      With a copy to:         Hale and Dorr
                              60 State Street
                              Boston, MA 02109
                              Attn:  John H. Chory, Esq.


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) one business day after delivery to an overnight courier, if sent by overnight courier; or (c) three business days after being sent, if sent by registered or certified mail.

     9.   Arbitration.
          -----------

            (a) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section. Any arbitration pursuant to this Section shall be conducted by a single arbitrator appointed by the Boston, Massachusetts office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required



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to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

            (b) The parties agree that any such arbitration will occur in Boston, Massachusetts, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

      10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Developer may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

      11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Developer may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Developer.

      12. EXPENSES. Except as otherwise expressly provided herein, the Buyer and the Developer shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

      13. LEGAL FEES. In the event that legal or arbitration proceedings are commenced by the Buyer against the Developer, or by the Developer against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.




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      14.  GOVERNING  LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      15. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

      18. CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

                                  (end of page)




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      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                                    DEVELOPER:

                                    /s/ Charles Johnson, Jr.
                                    -------------------------------------------
                                    Charles Johnson, Jr. (for himself, and on
                                    behalf of his Affiliates which may own
                                    Retail Stores)



                                    BUYER:

                                    WEST COAST ENTERTAINMENT CORPORATION


                                    By: /s/ Ralph W. Standley III
                                       ----------------------------------------

                                    Title: Chairman
                                          -------------------------------------




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